Exhibit 99.3

Vasco Earnings Teleconference VDSI US

2010-04-27 15:04:42.977 GMT

Event Date: 04/27/2010

Company Name: Vasco

Event Description:Q1 2010 Earnings Call

Source: Vasco

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by and welcome to the VASCO Data Security International Incorporated First Quarter Earnings 2010 Conference Call. During the presentation, all participants will be in a listen-only mode, after which we will conduct a question and answer session.

[Operator Instructions]. As a reminder, this conference is being recorded, Tuesday, April 27, 2010. It is now my pleasure to introduce T. Kendall Hunt, Founder, Chairman and Chief Executive Officer. You may go ahead sir.

T. Kendall “Ken” Hunt, Founder, Chairman and Chief Executive Officer: Thank you, Operator. Good morning everyone, for those listening in from Europe, good afternoon and from Asia, good evening. My name Ken Hunt and I’m the Chairman, Founder and CEO of VASCO Data Security International Inc. On the call with me today are Jan Valcke, our President and Chief Operating Officer and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on forward-looking statements. Statements made in this conference call that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects and similar words is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the company’s filings with the U.S. Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Today, we’re going to review the results for the first quarter of 2010. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I’d like you to budget one hour total for this conference call, if you can limit your questions to one or two, it would be appreciated.

Revenues for Q1 were $23.9 million, an increase of approximately 3% compared to the first quarter of 2009. Q1 2010 was our 29th consecutive positive quarter in terms of operating income. Our business mix between banking, which provides higher volume/ lower margin and non-banking which provides lower volume/higher margin resulted in continuing healthy gross margin of 70% for Q1 2010. Our operating income was approximately 3% of revenue. During the quarter, we sold an additional 438 new accounts, including 52 new banks and 386 new Enterprise and Application Security customers. This compares to the first quarter a year ago in which we sold 357 new accounts including 51 banks and 306 Enterprise Security customers. We now have over 9,500 customers including approximately 1,450 banks in more than 100 countries. Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

During the first quarter of 2010, our cash increased by 13%, while our working capital balance decreased 1%. At March 31, 2010, our net cash balance was $76 million; we had approximately $86 million of working capital. This strong cash balance gives us the flexibility to invest in our growth now that the economic storm seems to have abated.

The first quarter of 2010 and was challenging due to prospects in the banking market delaying expenditures for our new projects and current customers slowing down existing projects. Also contributing to the results was the very strong fourth quarter of 2009 which we believe impacted the number of transactions that normally would have occurred in the first quarter of 2010. Despite the results of the first quarter, we are encouraged by the number of new transactions that are in various stages of discussions or negotiation. We continue to believe that we will return to a trend of solid growth in 2010 over the comparable periods of 2009. We are also continuing to invest in the infrastructure and people needed to support growth in all of our markets as well as the launch of our authentication services business.

Our banking revenue for the first quarter of 2010 increased 2% over the first quarter of 2009. Our Enterprise and Application Security markets also referred to as non-banking is growing steadily. Year-over-year, we had a growth of approximately 6%, compared with Q1, 2009. We believe this is an encouraging sign for the future growth to this market. We do not believe the results of Q1 are indicative of our performance for the remainder of the year. We expect to deliver stronger results as the year progresses.

Looking forward in the banking market, we are very active in the shift of electronic banking to include transaction signing. VASCO has a long history of providing strong authentication to the world’s leading banks, but fraud does not stop once an order is placed. More advanced attacks like, man in the-browser and man in the middle have become in common and banks are migrating to secure their transactions with our proven electronic signature functionality. We have been working closely with some of the world’s most respected banks to make our products more intuitive, cost effective and user friendly. We think this effort will ensure a successful transaction, transition to transaction signing. As far as Enterprise Security is concerned, we have strengthened our position in the North American market by signing a distribution agreement with leading distributor Tech Data. We have also recently announced new products targeting the banking and SME markets such as DIGIPASS for Windows Mobile, and we have added IDENTIKEY to our DIGIPASS Pack product line. We’ve also increase support for the channel by introducing expanded SEAL training and IDENTIKEY 3.1 e-learning.

In the Applications Security market, VASCO continues to extend its leadership position within the growing online gaming market. During the past quarter, we kept strengthening our customer portfolio in this field. We are securing over one million online gamers in a market that is continuing to grow. We are pleased not only to be adding new gaming customers but also competing on our new projects throughout Asia, Europe and the U.S. Our customers vary from MMOs (Massive Multiplayer Online) on-line lotteries and everything in between.

The increase in fraud within online gaming is creating additional opportunities for VASCO beyond our traditional markets. Most importantly, it has validated our strategy to extend our position into other growing markets and expand our portfolio products to include online services requiring authentication.

We continue to invest in our authentication services. We expect to launch the first phase of the service towards the end of the second quarter of 2010. Our investments today had primarily been in engineering but as the technical development of our service nears completion, we planned to invest in additional sales and marketing programs to introduce this service to our corporate customers in the first phase and to consumers in the second phase. As always, we want to offer our customers the best possible products and services today, next quarter and in the future. At this time, I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan.

Jan Valcke, President and Chief Operating Officer: Thank you, Ken. Ladies and gentlemen, the first quarter of 2010 confirms the trend that became visible in Q3 2009. The crisis has reached its bottom. However, recovery is slow especially in the banking and financial markets, which has been and continues to be very important for VASCO’s revenue. Despite the slower return of the banking market, we are proud that the first quarter of 2010 is profitable, with a limited year-over-year growth in revenue of 3%.

In the product field, VASCO continues to strengthen its offering by making DIGIPASS for mobile available to Windows Mobile users and by adding IDENTIKEY to DIGIPASS Pack, we expanded the reach of our software and server offerings.

IDENTIKEY server keeps getting traction in the Enterprise Security market, enabling us to compete effectively in the larger enterprise niche.

In addition to our existing product offerings, VASCO announced DIGIPASS as a Service in Q1 2010. We expect the first phase of DIGIPASS as a Service to be available to our enterprise customers towards the end of Q2. Like most new products, we do not expect that DIGIPASS as a Service would have a significant impact from the revenues in 2010;

As you may know, DIGIPASS as a Service was announced during our February 18th, Investor Meetings in New York City. DIGIPASS as a Service represents VASCO in the Cloud authentication business model and offers on-demand identity and transaction security. With DIGIPASS as a Service, we were first target companies, organizations and then later phase consumers that want to secure the applications of their choice with best of breed DIGIPASS authentication.

In our markets, we see that our success in the non-banking market is growing worldwide. Our enterprise business benefits from our investments in products and the quality of our channel partners. Our channel network now includes some of the world’s largest distributors. Our application security business experiences a lot of traction too. As Ken told you, we are growing quickly in the gaming sectors.

As I stated before, we believe that the financial crisis in the banking market has bottomed out, but we expect growth to be slow and somewhere lumpy in the short-term. Our belief is that financial crisis has bottomed out it’s based on a significant increase in RFPs coming from both existing and new customers. We believe that the bulk of these projects will materialize in the beginning of 2011.

In order to leverage our expertise in several vertical markets and increase the growth rate in the application security market, we are consolidating our know-how in several competence centers.

Currently, our competence centers are operational for the financial sector including insurance, brokerage, mortgage and lending, e-gaming and e-gambling, software as a service and e-governance.

In the future, we will add more competence centers as needed to leverage our expertise in additional vertical application markets that we believe to be high growth markets. VASCO is making progress in the retail sectors too. In Belgium, our DIGIPASS 905 electronic id reader is now available in many of the largest retail stores of the country, both physically and online. The expertise that we build in the consumer markets will be a great asset when we export this model to all the geographic and vertical markets and when we bring DIGIPASS as a Service to the end-user.

In order to support VASCO’s future growth, we need more people. We expect to hire approximately 60 additional employees in 2010, predominantly in sales and R&D. We need those people to have more feet on the street for sales purposes and to support our new DIGIPASS as a Service business model. We are well on track with these hiring programs.

As a conclusion ladies and gentlemen, I want to tell you that its time to look at the future again. Growth may be limited in the short time but the future of VASCO is bright. Thanks to its products, markets and people. Thank you.

T. Kendall Ken Hunt, Founder, Chairman and Chief Executive Officer: Thank you, Jan. At this time, I’d like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Clifford K. Bown, Executive Vice President and Chief Financial Officer: Thank you Ken, and welcome to everyone on the call. As noted earlier by Ken, revenues for the first quarter 2010 were $23.9 million, an increase of $740,000 or 3% from the first quarter of 2009. The increase in revenue for the first quarter reflected a 2% increase from the banking market and a 6% increase from the Enterprise and Application Security market.

The comparison of revenues in Q1 2010 to Q1 2009 benefited from the weaker U.S. dollar. We estimated the revenues were $824,000 or 4% higher than they would have been as the exchange rates in the first quarter 2010 been the same as in the first quarter of 2009.

The distribution of our revenues in the first quarter of 2010 between our two primary markets was approximately 74% from banking and 26% from the Enterprise and Application Security market. In the first quarter of 2009, approximately 75% came from the banking market and 25% come from the Enterprise and Application Security market.

The geographic distribution of our revenue in the first quarter of 2010 was approximately 68% from Europe, 9% from United States, 5% from Asia and the remaining 18% from other countries. For the first quarter of 2009, 71% of the revenue was from Europe, 5% was from United States, 12% from Asia and 12% was from other countries.

Gross profit as a percentage of revenue for the first quarter of 2010 was approximately 70% and compares to 72% for the first quarter of 2009.

The decrease in gross profit as a percentage of revenues were primarily related to higher non-product cost and the increase in Card Reader sold as a percentage of total revenue, partially offset by an increase in non-hardware related revenues, and increase in the percentage of our revenues that came from Enterprises and Application Security market and the benefit from the impact of currency.

Our non-hardware revenues were approximately 24% of revenue in the first quarter of 2010, compared with 20% of revenue in the first quarter 2009. As mentioned earlier, revenue from our Enterprise Security market which generally has margins that are 20 to 30 percentage points higher than the banking market was 26% of our total revenue in Q1 2010, and compares to 25% in Q1 2009.

Operating expenses for the first quarter of 2010 were $16 million, an increase of $4 million or 33% from the first quarter of 2009. The comparison of operating expenses for the two periods is significantly impacted by an adjustment made in the first quarter of 2009.

In the first quarter of 2009, we reversed approximately $2 million of accrual that have been established in prior years for long-term incentive based compensation plans, where was no longer likely that the performance targets will be met.

Including the adjustment, we reported a net benefit of $1.7 million related to equity incentive plans in the first quarter of 2009. And in the first quarter of 2010, we recorded 533,000 of expenses related to our awards under the equity incentive plans.

In comparison of operating earnings in the first quarter of 2010 to 2009 was also negatively impacted by the weaker U.S. dollar in 2010. We estimate that expenses were $820,000 or 5% higher than they would have been at the exchange rates in the first quarter 2010 than the same as in the first quarter of 2009.

Operating expenses have increased $1,127,000 or 17% in sales and marketing, $828,000 or 34% in research and development, and $2, 025,000 or 77% in general administrative when compared to the first quarter of 2009.

The majority of the increases in the sales and marketing and research and development areas were related to the 2009 benefit from the adjustment as the long-term incentive plan accruals and the negative impact of currency. The increase in the general administrative expenses not only reflected the 2009 benefits from the adjustments in the long-term incentive plan accruals and the negative impact of currency, but also the negative impact of the increased bad debt related expenses.

In 2010, we recorded approximately $340,000 of incremental reserves for bad debts, which compares to a net recovery of previously reserved amounts of approximately 340,000 in 2009.

Operating income for the first quarter of 2010 was $724,000, a decrease of $4 million or 85% from the first quarter of 2009. And as Ken stated earlier, operating income as a percentage of revenue or operating margin was 3% for the first quarter of 2010, compared to 20% for the first quarter of 2009. The company reported income tax expense of $282,000 for the first quarter of 2010 compared to $1.2 million for the first quarter of 2009. The effective tax rate was 33% from the first quarter of 2010 and compares to 25% as reported for the first quarter of 2009.

The effective rates for both periods reflect our estimated full year tax rate at the end of each respected period. The increase in the tax rate is primarily attributable to a reduction and pre-tax profits. Under our current structure, our effective tax rate will be very sensitive to the level of pre-tax income. As pre-tax income increases, we expect the effective rate to decline and as pre-tax income decreases the effective rate will increase. Earnings before interest, taxes, depreciation and amortization, EBITDA or operating cash flow if you will, was $1.5 million for the quarter; for the first quarter of 2010 and a 71% lower than the $5.3 million reported for the first quarter of 2009. The make up of our work force at March 31, 2010 was 309 people worldwide with approximately 160 in sales, marketing, customer support, 96 in research and development and 53 in general and administrative.

The average head count for the first quarter of 2010 was eight persons or 3% lower than the average head count for the first quarter of 2009. And turning for a moment to the balance sheet, our net cash balance increased and our working capital decreased from December 31st of 2009. During the first quarter of 2010, our cash balance increased by $8.5 million dollars or 13% to $76.1 million from 67.6 million at December 31, 2009. Our working capital decreased $1.3 million or a 1% from $87.6 million at December 31, 2009 to 86.3 million at March 31st of 2010. We had no debt outstanding at either March 31, 2010 or December 31st of 2009.

Finally, our day sales outstanding and net accounts receivable decreased from 88 days at December 31, 2009 to 83 days at March 31, 2010. The decrease in DSO was primarily reflects the timing growing sales were made in the quarter. Thank you for your attention. I would now like to turn the meeting back to Ken.

T. Kendall “Ken” Hunt, Founder, Chairman and Chief Executive Officer: Thank you, Cliff.

As I mentioned before, VASCO’s management team does not believe first quarter’s results are indicative of what to expect for the rest of the year. We expect that our backlog will be improving based on more volume purchase agreements being closed.

At this time, I’d like reaffirm guidance from last quarter’s earnings conference call. First, we are reaffirming guidance that full year 2010 revenue will grow from 15% to 20% over full year 2009. Second, we are reaffirming guidance that full year 2010 operating income will be in a range between 5% to 10% of revenue.

This guidance reflects the company’s strategy to continue its aggressive growth by investing in its people, our newly announced DIGIPASS as a service or DaaS and the infrastructure necessary for long-term profitability. It also reflects our continued evolution to more software-centric company with a focus on recurring revenues.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier as a courtesy to others on the call I would appreciate it if you would limit your questions to a initial question plus a follow-up. If you have additional questions, please get back into the queue. Operator?

Q&A

Operator: Thank you. [Operator Instructions] Our first question is from the line of Andrew Abrams from Avian Securities. Please go ahead.

<Q - Andrew Abrams>: Ken, I wonder if you could just kind of walk us through to your continued optimism on the year that the 50 to 20%, given the fact that March looked a little on the light side at least to the community. Is it that you have in hand a lot of unsigned deals that you’re comfortable closing this year? Or is it some basic fundamental difference in us — our view of the industry generally as opposed to yours.

<A - T. Kendall Hunt>: Well Andrew, the way we gauge our business or try to gauge our business is to take a look at what we have in terms of firm backlogs, those are firm orders, purchase orders that have multiple month or multiple quarter deliveries, where we could look out over the course of the year and say that’s firm business.

We are also on — we’ve been reporting on this now, this is the third quarter where we’re seeing a building number of request for proposal or RFPs. And I can say that list and the volume, the revenue associated with that list is the biggest that we’ve seen. And so it’s those items that give us encouragement. Added to that is our weighted forecast for mainly existing customers that we look at. So, its numbers that we’ve been following for quite some time that give us comfort that there is business out there and that we will return to strong growth.

<Q - Andrew Abrams>: Okay. I appreciate that. And could you talk a little bit about pricing I think Jan mentioned something in the press release about pricing and maybe we could just get a little more color on that?

<A - T. Kendall Hunt >: Sure, Jan. Would you like to address that please?

<A - Jan Valcke, President and Chief Operating Officer>: What do you mean, under with pricing?

<Q - Andrew Abrams>: It said — if I remember correctly that there will be pressure on pricing as new banking deals develop and maybe you could just flush that out a little bit for us? Is that different than what you’ve been seeing, is it in more competitive environment, because there are less deals out there maybe you could just kind of walk us through that?

<A - Jan Valcke, President and Chief Operating Officer>: As you probably understand in 2009 was a very difficult year, very challenging year for us, due to the fact that we didn’t see any more or not so much RFPs anymore. So, it all started in 2009 with a lot of RFEs, request for information today followed by real RFPs.

But at the same time, we see that there is a very challenging environment due to the fact that was banks or organized today or the purchase department, the legal department also; are better organized than ever before and it is possible that we will get some pricing pressure in that banking field. On the other hand, we see also a much more increase in enterprise security, in the application security in also business to consumer non-banking and we believe that at these both businesses will offset and that we will remain still having a very strong margin like we have in the past.

<Q - Andrew Abrams>: So, the —

<A - Jan Valcke, President and Chief Operating Officer>: I’m sorry.

<Q - Andrew Abrams>: I would just going to say so the pressure that you might see in the banking side should be offset by the increase in the enterprise business, which obviously guarantee your margins?

<A - Jan Valcke, President and Chief Operating Officer>: Yes.

<Q - Andrew Abrams>: Okay, got it. Thank you very much.

Operator: Our next question is from the line of Joe Maxa from Dougherty & Company. You may proceed.

<Q - Joe Maxa>: Yeah thank you, I wanted to follow up on the revenue guidance, the expectations can you mention seem strong result as the year progresses, how should we think about that in terms of your normal seasonality?

<A - T. Kendall Hunt>: Well historically our seasonality has been strong second quarter, down third quarter because mainly of holidays in Europe, and then a strong fourth quarter and then a seasonally down first quarter. And so, I think you can anticipate that we’ll continue that pattern.

Now we have had some exceptions as you know to that pattern in 2008 in the third quarter which is normally seasonally down we had the largest, strongest quarter of all time. So in Jan’s terms we used before, we still suffer under some kind of a lumpy production and that’s mainly at the womb of the larger banks when they decide to rollout their projects. But I think that answers your question I think that we are expecting a seasonally normal delivery of our revenue results.

<Q - Joe Maxa>: Okay and then the follow up to that I would suggest this the way budget spend our new projects and currently customers are slowing down on existing projects has come back to I guess may be not equate is the way in Q2. Though, we have seen the pick up?

<A - T. Kendall Hunt>: Jan, would you like to answer that question please?

<A - Jan Valcke, President and Chief Operating Officer>: Yes. So basically, you need to see that in the good days we say 2006, 2007, 2008 in the previous years the way it works in the banks or this ironing to work in the company they go for a volume purchase agreement and that is executed over a several quarters. We have seen that stopping in 2009. We are still suffering a little bit that decision of the banks in 2009. But at the other hand, we see like Ken has mentioned and Series A never seen before increase in RFPs that will be executed in the several next quarters. But we can say that all we certainly executed as from the beginning of 2011. So it’s difficult to say what will be second quarter, third quarter. But let’s take it like that that it’s roughly as from the beginning of 2011 will become in the normal way of working as in the years 2007, 08 with VPAs and a normal way of delivery. Today, we work with short-term deliveries; we have changed our production programs that way that we can do that, we can take large parts delivered and them at short-term. But that makes us also a little bit foamed and all that gives us less flexibility in those work free deliveries that we need to do to come into the market.

<Q>: Okay. Sorry I believe there were points, so are we looking for more of a Q4 being kind of the — obviously it’s historically strong in Q4 but more so this year than in prior years compared to previous seasonality?

<A - Jan Valcke, President and Chief Operating Officer >: Well, I’ll run a few guidance on that. But let’s say that as from the third quarter and certainly the beginning of 2011, we will come back to our previous system in the banks may not get that I am only talking here about banks and that we are increasing, I love this non-banking business but in the banks it will come back to that home forth way of doing business.

<Q>: Okay. It’s helpful. Thank you.

Operator: Our next question is from the line of Brian Freed from Morgan Keegan. You may proceed.

<Q - Brian Freed>: Good morning. Thanks taking my call. First, just a quick house keeping item, looking to last year, when you filled your 10-K it looks like you G&A expenses were to 16.2 million, versus the 8-K where you had 15.4, could you talk about what’s the shift was there that drove that changed?

<A - T. Kendall Hunt>: Cliff, would you handle that please?

<A - Clifford K. Bown, Executive Vice President and Chief Financial Officer>: Sure. Between the time that we released our numbers with the normal press release and 8-K fillings and the time that we filled the 10-K, we obtained information that one of our distributors was in significant financial difficulty. So, we took an additional reserve of $770,000 in the bad debt reserve area in Q4. So, that’s the difference between what you saw that was originally filed and Form 10-K.

<Q - Brian Freed>: Okay, fine. And then is — trying to look forward, did you say you had average lower head count in the March quarter this year than last year?

<A - Clifford K. Bown, Executive Vice President and Chief Financial Officer>: That’s correct, Brian.

<Q - Brian Freed>: Okay. So, looking aback, can you give as a little more clarity on the operating expense increase, it wasn’t clearly the head count driven, was that all currency or there is some other investments that you guys are seeing in the quarter that drove the expense increase?

<A - Clifford K. Bown, Executive Vice President and Chief Financial Officer>: There are number of things going in opposite directions here, Brian. If you were to look at the Q1 2010 versus Q1 2009, you’d see our total increase is just under $4 million. That 4 million could be summarized as 2.2 million from a long-term incentive plan adjustments that we talked about that 800,000 of it is currency, 820 is the specific number that we have. It’s about 680,000 that’s the bad debt expense. Again we had a recovery in the first quarter of 2009 and we increased our reserve over 300,000 in this quarter. And then there is other miscellaneous difference for round 300,000 making up the difference. Now when you look at Q1 2009 versus Q1 2010, in Q1 2009, we were actually in a cost containment mode and we were reducing the staff for people that were not materially productive or effective. In the first quarter of 2010, we headed in the other direction and compared to Q4 2010, we’re actually up 15 people, about 20% from our ending balances at the end of December. Actually it doesn’t compute the — it computes to a 5%, I’m sorry for that misstatement. So, we were at 294 at the end of December, 309, now that’s 15 plus people or 5% and that’s the hiring program that Ken and Jan were speaking of. Also when you compare the currency rates, Q4 versus Q1, the currency rates are headed in the direction where it’s in favor of the U.S. dollar, which is just the opposite of Q1 2009, versus Q1 2010. So again, we would need to focus on which period we’re comparing the operating expenses to compared to the first quarter of 2010, the differences are as I stated the long-term incentive plans estimate 2.2, currency 800,000 words, bad debt 680,000 words and other. If you are comparing to the fourth quarter of 2009 then currency is actually a benefit, then you also have the 770,000 that we took as a bad debt reserve that we just mentioned in answering your first question. And then finally, we had other year end adjustments that were in year end 2009, that that we are not in the first quarter of 2010.

<Q - Brian Freed>: Okay, great.

<A - Clifford K. Bown, Executive Vice President and Chief Financial Officer >: That’s a lot in it information and data, Brian. It’s just like to have a call follow up call after this call, we’d be happy to explain it in slower timeframe in more detail.

<Q - Brian Freed>: Okay. And then one final kind of clarification, as I think about operating expenses going forward, given 60 head count additions over the course for the year. It was 15 people you hired in the quarter, how much incremental, is it — or is it 15 more?

<A - T. Kendall Hunt>: No, that’s counts in the 60, right.

<Q - Brian Freed>: Okay.

Operator: Our next question is from the line of Scott Zeller, Needham and Company. You may proceed.

<Q - Scott Zeller>: Thanks. I may have just missed on the previous question, I’m not sure. But the commentary earlier about 60 new heads in sales and for the on demand offering, is that factored in when you look at your operating margin guidance of 5 to 10% for the year, is that baked in?

<A - Clifford K. Bown, Executive Vice President and Chief Financial Officer>: It absolutely is, yes, Scott.

<Q - Scott Zeller>: Okay. And then the other question on concentration of revenue, were there any 10% customers in the quarter?

<A - Clifford K. Bown, Executive Vice President and Chief Financial Officer>: No, there were none.

<Q - Scott Zeller>: 10% customers. Okay. Thank you.

Operator: Speakers, there are no further questions at this time. You may proceed with your closing remarks.

T. Kendall “Ken” Hunt, Founder, Chairman and Chief Executive Officer: All right. We want to thanks everybody for your attendance today, I appreciate it. And as always, I want to thank the VASCO personnel around the world for their hard work, diligence and enthusiasm. Good day, everybody.

Operator: Ladies and gentlemen, this does conclude the conference call for today. We thank you all for your participation and kindly ask to please disconnect your lines. Have a great day everyone.